As filed with the Securities and Exchange Commission on May 22, 2000
                                                       Registration No. 33-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              Cuidao Holding Corp.
                     -------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

Florida                                                      65-0639616
--------------------------------                  ---------------------------
(State or Other Jurisdiction of                   (I.R.S. Employer
Incorporation or Organization)                         Identification No.)

2951 Simms Street
Hollywood,  FL                                                   33020
--------------------------------------                 ---------------------
(Address of Principal Executive Office)                       (Zip Code)

                              Cuidao Holding Corp.
                       ----------------------------------
                2000 Employee/Consultant Stock Compensation Plan

                            Donald F. Mintmire, Esq.
                              Mintmire & Associates
                               265 Sunrise Avenue
                            Palm Beach, Florida 33480
                         -----------------------------
                     (Name and Address of Agent for Service)

                                 (561) 832-5696
                           -------------------------
                          (Telephone Number, Including
                        Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

                                                        Proposed
  Title of                              Proposed        Maximum
 Securities            Amount           Maximum        Aggregate      Amount of
    to be               to be        Offering Price     Offering    Registration
 Registered        Registered (2)     Per Share(1)      Price(1)       Fee(1)

Common Stock,
$.0001 par value   1,000,000            $1.00          $1,000,000        $264

(1) Estimated pursuant to Rule 457(c) and 457(h) solely for th purpose of calculating the Registration fee, which is based on the book value of the Company's Common Stock on March 31, 2000. Although book value is estimated to be less than $1.00 per share, this value is assigned solely for purposes for calculating fees
(2) Represents the maximum number of shares which may be issue under the Cuidao Holding Corp. 2000 Employee/Consultant Stock Compensation Plan (the "Plan").






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                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
                         AND NOT REQUIRED IN PROSPECTUS


Item 3: Incorporation of Documents by Reference.

         The following documents of Cuidao Holding Corp., a Florida corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission"), are incorporated by reference into this Registration Statement:

                  (a) The Company's Annual Report on Form 10-KSB, for the Company's fiscal year ended December 31, 1999 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

                  (b) All reports filed by the Company pursuant to Section 13(a) of the 1934 Act since the end of the Company's fiscal year ended December 31, 1999.

                  (c) The description of the Company's Common Stock registered under the 1934 Act contained in the Company's Registration Statement on Form SB-2 (File No. 0-19492), which became effective in December 1998.

                  All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 since the Company's fiscal year ended December 31, 1999.

                  Any statement contained in a document incorporated in this Registration Statement by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated in this Registration Statement by reference modifies or replaces such statement.

Item 4: Description of Securities.


         Not applicable.

Item 5: Interests of the Named Experts and Counsel.


         Not applicable.

Item 6:  Indemnification of Directors and Officers.

          The Company's Articles of Incorporation and Bylaws require the company to indemnify its directors and officers to the fullest extent permitted by Florida law. Florida law presently provides that in the case of a nonderivative action (that is, an action other than by or in the right of a corporation to procure a judgment in its own favor), a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

         With respect to derivative actions, Florida law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interest of the corporation and its shareholders. Indemnification is not permitted to be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent athat the court in which the proceeding is or was pending determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.


Item 7: Exemption from Registration Claimed.


         Not applicable.

Item 8:  Exhibits.

Number     Description
-------    ----------------
 5.1     * Opinion of Mintmire & Associates

10.35    * Cuidao Holding Corp. 2000 Employee/Consultant Stock Compensation Plan

23.1     * Consent of Baum & Company

23.2       Consent of Mintmire & Associates (contained in Exhibit 5.1)

(* Filed herewith)

Item 9:  Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein; and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 11, 2000.

                              CUIDAO HOLDING CORP.



                           By: /s/ C. Michael Fisher
                              ------------------------------
                               C. Michael Fisher, President and
                                Chief Financial Officer



Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.




/s/ C. Michael Fisher                               April 11, 2000
-------------------------------------------
C. Michael Fisher, Chairman of the Board,
President and Chief Financial Officer


/s/ Francis J. Hornik, Jr.                          April 11, 2000
-------------------------------------------
Francis J. Hornik, Jr., Director


/s/ Thomas J. Dobson                                April 11, 2000
-------------------------------------------
Thomas J. Dobson, Director


/s/ Robert H. Walker                                April 11, 2000
-------------------------------------------
Robert H. Walker, Director


/s/ Carl E. Shubert                                 April 12, 2000
-------------------------------------------
Carl E. Shubert, Director